Filed Pursuant to Rule 433

Registration No. 333-220106

Issuer Free Writing Prospectus dated May 21, 2018 relating to

Preliminary Prospectus Supplement dated May 21, 2018 to

Prospectus dated August 22, 2017

Unum Group

Final Term Sheet Relating to

$300,000,000 Aggregate Principal Amount of

6.250% Junior Subordinated Notes due 2058

This term sheet relates to the junior subordinated notes referenced above (the “notes”) and should be read together with the preliminary prospectus supplement dated May 21, 2018 and the prospectus dated August 22, 2017 (including the documents incorporated by reference therein) relating to the notes offering before making a decision in connection with an investment in the notes. Terms used but not defined herein have the meanings ascribed to them in the preliminary prospectus supplement.

Issuer:	Unum Group (the “Issuer”)

Title of Notes:	6.250% Junior Subordinated Notes due 2058

Aggregate Principal Amount Offered:	$300,000,000 aggregate principal amount of notes

Over-Allotment Option:	Up to an additional $45,000,000 aggregate principal amount of notes solely to cover over allotments. This option expires on the Closing Date, the same date on which settlement of the Over-Allotment Option must occur.

Denominations:	$25 and integral multiples of $25 in excess thereof

Public Offering Price:	$25.00 plus accrued interest, if any, from May 29, 2018 to the date of delivery

Proceeds, before Expenses:	$290,668,450

Stated Maturity Date:	June 15, 2058

Interest Payment Dates:	Quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2018

Record Dates:	March 1, June 1, September 1 and December 1

Coupon:	6.250%

Optional Redemption:	Redeemable in whole at any time or in part from time to time on or after June 15, 2023 at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest to but excluding the redemption date

Redemption after the Occurrence of a Tax Event, Regulatory Capital Event or Rating Agency Event:	Redeemable in whole, but not in part, at any time prior to June 15, 2023, within 90 days after the occurrence of a “tax event,” “regulatory capital event” or a “rating agency event” (each as defined in the preliminary prospectus supplement) at a redemption price equal to the greater of (i) 100% of the principal amount or (ii), in the case of a “rating agency event”, 102% of the principal amount, in each case, plus any accrued and unpaid interest to but excluding the redemption date

Legal Format:	SEC Registered

CUSIP Number:	91529Y 601

Trade Date:	May 21, 2018

Settlement Date:	T+5; May 29, 2018

Listing:	The Company intends to apply to list the notes on the New York Stock Exchange and, if approved for listing, expects the notes to begin trading within 30 days after the Settlement Date

Anticipated Ratings:*
Moody’s:	Baa3 (Stable)
S&P:	BB+ (Stable)
Fitch:	BB+ (Stable)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC J.P. Morgan Securities LLC

The Issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement for this offering if you request them by contacting J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, UBS Securities LLC toll-free at 1-888-827-7275 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

*	Agency ratings are not a recommendation to buy, sell or hold any security, and they may be revised or withdrawn at any time by the rating organization. Each agency’s rating should be evaluated independently of any other agency’s rating. The system and the number of rating categories can vary widely from rating agency to rating agency.